Exhibit 99.1

AMRI Announces First Quarter 2011 Results

ALBANY, N.Y.--(BUSINESS WIRE)--May 4, 2011--AMRI (NASDAQ: AMRI) today reported financial and operating results for the first quarter ended March 31, 2011.

Financial highlights for the first quarter include:

  10% contract revenue growth over first quarter 2010
  22% growth in Large Scale Manufacturing
  34% royalty growth over first quarter 2010 for Allegra®
  80% organic growth in Discovery and Development/Small Scale Operations in Asia
  65% growth in contract biology services

First Quarter 2011 Results

Total revenue for the first quarter of 2011 was $56.9 million, an increase of 15% compared to total revenue of $49.3 million reported in the first quarter of 2010.

Total contract revenue for the first quarter of 2011 was $42.9 million, an increase of 10% compared to total contract revenue of $38.9 million reported in the first quarter of 2010. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Discovery Services contract revenue for the first quarter was $10.6 million, a decrease of 15% from $12.5 million in 2010
  Development/Small Scale Manufacturing contract revenue for the first quarter was $10.5 million, an increase of 24% from $8.5 million in 2010
  Large Scale Manufacturing contract revenue for the first quarter was $21.8 million, an increase of 22% from $17.9 million in 2010

Recurring royalties in the first quarter of 2011 were $14 million, an increase of 34% from $10.4 million in the first quarter of 2010. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as certain generic forms of Allegra®, for patents relating to the active ingredient in Allegra®.

Net loss, as adjusted was $(0.5) million, or $(0.02) per basic and diluted share. Net loss under U.S. GAAP was $(1.5) million, or $(0.05) per basic and diluted share in the first quarter of 2011, compared to a net income of $0.1 million, or $0.00 per basic and diluted share for the first quarter of 2010. During the first quarter of 2011, net loss under U.S. GAAP includes $0.4 million, net of tax, or $0.01 per diluted share in costs related to the ongoing resolution of the FDA warning letter pertaining to the company’s Burlington, Massachusetts parenteral dosage form operations and the impact of restructuring charges associated with a March 2011 reorganization of U.S. operations totaling $0.6 million, net of tax, or $0.02 per diluted share. These charges were partially offset by purchase accounting adjustments related to the 2010 acquisitions of U.K. and Burlington operations totaling $0.2 million, net of tax, or $0.00 per diluted share.

For a reconciliation of net (loss) income and (loss) earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2011 and 2010 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “We are pleased to announce significant revenue growth for the first quarter of 2011, led by our development and large scale API manufacturing operations. We continue to experience increasing demand for services in our locations outside of the United States, particularly in India and Singapore. On the discovery services front, marketing of our integrated drug discovery services is gaining momentum substantiated by an increasing number of customer RFPs with an emphasis on biology and early stage discovery capabilities.”

Dr. D’Ambra continued, “I am also pleased to report the execution of some significant milestones related to the remediation activities at our Burlington, Massachusetts facility. We resumed GMP production at the site in late March, and have submitted a final response letter to the FDA. We look forward to working with the FDA to close out the Warning Letter as expeditiously as possible. We also recently announced the addition of Peter Hansbury to lead the Burlington operations, who brings more than 30 years of technical, sales and leadership experience in sterile products for the pharmaceutical, biopharmaceutical and healthcare industries. We believe his experience will be an important contributor to the overall short and long term success of AMRI’s Burlington operation.”

Liquidity and Capital Resources

At March 31, 2011, AMRI had cash, cash equivalents and marketable securities of $29.0 million, compared to $41.5 million at December 31, 2010.

Total debt at March 31, 2011 was $13.2 million, unchanged from December 31, 2010. Cash, cash equivalents, and marketable securities, net of debt, were $15.8 million at March 31, 2011, compared to $28.3 million at December 31, 2010. The decrease in cash and equivalents was primarily due to cash used in operations of $10.2 million and capital expenditures of $2.8 million. Cash used in operations during the first quarter of 2011 includes a payment of $4.8 million associated with the company’s settlement of the 2010 arbitration matter with Borregaard Industries. Total common shares outstanding, net of treasury shares, were 30,302,444 at March 31, 2011.

2011 Financial Guidance

AMRI Chief Financial Officer Mark T. Frost provided contract revenue guidance for the second quarter and full year 2011. “Our book to bill ratio improved from 2010, rising to a level of 1.80 for first quarter 2011. We remain optimistic based on this improvement and review of our backlog that AMRI will deliver solid revenue growth in 2011. In the second quarter, we expect contract revenue to range from $43 million to $46 million, an increase of up to 13% versus 2010. For the full year 2011, we continue to expect contract revenue to range from $179 million to $187 million, an increase of up to 15% versus 2010.”

Mr. Frost continued, “As indicated earlier, royalty revenues from worldwide sales of Allegra® and certain generic, OTC forms of Allegra® significantly increased in first quarter 2011 from both higher international revenue as well as the initial United States over-the-counter (OTC) launch. We will, however, be continuing our practice of not providing royalty revenue or earnings guidance as we believe there could be continued volatility in the United States OTC conversion process. There is no change to our guidance for gross margin, selling, general and administrative, or research and development full year numbers.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  a research and licensing agreement with Genentech for a family of antibacterial compounds discovered from AMRI’s proprietary research of its natural products sample collection a development and long term exclusive commercial supply agreement with Parnell Manufacturing Pty Ltd (Parnell) to supply the active pharmaceutical ingredients to support Parnell’s submission of a New Animal Drug Application (NADA) with the U.S. FDA and commercial launch of its veterinary product onto the U.S. market pending regulatory approval approval from the Italian Medicines Agency (AIFA) for our facility in Burlington, MA to manufacture the commercial drug product octreotide for a customer in the European Union (EU)
  a settlement and supply agreement with Borregaard re-establishing the supply relationship between AMRI and Borregaard through 2018 the merging of AMRI’s Discovery R&D and Discovery Chemistry departments to form a Global Drug Discovery organization, combining all discovery chemistry and biology functions into a single unit across locations worldwide receipt of the inaugural BioSpectrum-BioSingapore Special Award 2011, honoring AMRI for its contributions to the creation of employment opportunities in the life sciences segment in Singapore the hire of Peter J. Hansbury, RPh as vice president of aseptic services, to assume leadership for AMRI’s aseptic fill and finish facility located in Burlington, Massachusetts the hire of Lori M. Henderson as vice president, general counsel and secretary, to lead all of AMRI’s worldwide legal and corporate affairs activities the hire of Takeshi Yura, Ph.D. as assistant director, medicinal chemistry at the company’s drug discovery services operations in Singapore

First Quarter Conference Call

The company will hold a conference call at 10:00 a.m. ET on Wednesday, May 4, 2011 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-339-3401 (domestic calls) or 719-325-2328 (international calls) at 9:45 a.m. ET and entering passcode 2393310. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com.

Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue for the second quarter and full year 2011, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2011 Financial Guidance ,” statements made regarding the effectiveness of the remediation efforts undertaken by the company in response to the FDA letter, statements regarding the strength of the company's business and prospects, and statements concerning the company's momentum and long-term growth. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, including softness in these markets, sales of Allegra® and the impact of the "at-risk" launch of generic Allegra® on the company's receipt of significant royalties under the Allegra® license agreement, the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®, the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company’s ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the company’s business model, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 16, 2011, and the company's other SEC filings. Revenue and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of (loss) income from operations, net (loss) income and (loss) earnings per diluted share adjusted to exclude certain restructuring charges, purchase accounting adjustments, business acquisition charges, FDA remediation costs and arbitration charges in the 2011 and 2010 periods. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Albany Molecular Research, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended
(Dollars in thousands, except for per share data)	March 31, 2011	March 31, 2010

Contract revenue	$42,931	$38,892
Recurring royalties	14,016	10,439
Total revenue	56,947	49,331

Cost of contract revenue	41,542	34,761
Technology incentive award	1,402	1,043
Research and development	2,604	2,763
Selling, general and administrative	11,461	10,639
Restructuring charges	951	—
Arbitration reserve	127	—
Total operating expenses	58,087	49,206

(Loss) income from operations	(1,140)	125

Interest (expense) income, net	(3)	43
Other income (loss), net	52	(88)

(Loss) income before income tax expense	(1,091)	80

Income tax expense	376	14

Net (loss) income	$(1,467)	$66

Basic (loss) earnings per share	$(0.05)	$0.00

Diluted (loss) earnings per share	$(0.05)	$0.00

Albany Molecular Research, Inc.
Selected Consolidated Balance Sheet Data
(unaudited)

	March 31,	December 31,
(Dollars in thousands, except for per share data)	2011	2010

Cash, cash equivalents and investment securities	$29,042	$41,481
Accounts receivable, net	33,302	32,766
Royalty income receivable	13,213	7,416
Inventory	27,995	27,102
Total current assets	127,834	134,046
Property and equipment, net	162,936	163,212
Total assets	320,091	325,106

Total current liabilities	51,335	54,637
Long-term debt, excluding current installments	8,691	11,737
Total liabilities	74,351	81,363
Total stockholders’ equity	245,740	243,743
Total liabilities and stockholders’ equity	320,091	325,106

Table 1: Reconciliation of first quarter 2011 and 2010 reported (loss) income from operations, net (loss) income and (loss) earnings per diluted share to adjusted income from operations, adjusted net income and adjusted earnings per share:

Table 1
(Dollars in thousands, except for per share data)
Non-GAAP Measures

	First	First
	Quarter	Quarter
	2011	2010
(Loss) income from operations, as reported	$(1,140)	$125
Business acquisition costs	—	857
Restructuring charges	951	—
FDA remediation costs	677	—
Arbitration charges	127	—
Income from operations, as adjusted	$615	$982

Net (loss) income, as reported	$(1,467)	$66
Business acquisition costs, net of tax	—	575
Restructuring charges, net of tax	627	—
FDA remediation costs, net of tax	440	—
Purchase accounting adjustments, net of tax	(190)	—
Arbitration charges, net of tax	83	—
Net (loss) income, as adjusted	$(507)	$641

(Loss) earnings per diluted share, as reported	$(0.05)	$0.00
Business acquisition costs, net of tax	—	0.02
Restructuring charges, net of tax	0.02	—
FDA remediation costs, net of tax	0.01	—
Purchase accounting adjustments, net of tax	—	—
Arbitration charges, net of tax	—	—
(Loss) earnings per diluted share, as adjusted	$(0.02)	$0.02

CONTACT:
AMRI
Investors
Mark Frost, 518-512-2211
Chief Financial Officer
or
Media
Andrea Schulz, 518-512-2226
Director, Corporate Communications